UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549
_______________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported) March 31, 2016
_______________________
MERITAGE HOMES CORPORATION
(Exact Name of Registrant as Specified in Charter)

Maryland	1-9977	86-0611231
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
8800 E. Raintree Drive, Suite 300, Scottsdale, Arizona 85260
(Address of Principal Executive Offices) (Zip Code)

(480) 515-8100
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
   ☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
   ☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
   ☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
   ☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02    DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

As previously reported, effective April 1, 2016 Hilla Sferruzza was appointed Executive Vice President and Chief Financial Officer of Meritage Homes Corporation (the “Company”). Ms. Sferruzza will also continue to serve as Chief Accounting Officer for the Company.
Sferruzza, 40, joined Meritage in 2006 to be corporate Controller in charge of the Company’s accounting and financial reporting functions. She was named Chief Accounting Officer in 2010 and Senior Vice President in 2013. She is a graduate of the University of Arizona, earned her MBA from Washington State University and is a CPA.
In connection with her appointment as Chief Financial Officer, the Company and Ms. Sferruzza entered into an employment letter agreement. Pursuant to this agreement, Ms. Sferruzza will receive a base salary of $425,000, an annual cash incentive bonus with target bonus of $425,000 (with a maximum bonus of up to $850,000), and an annual equity award grant with an aggregate award value equal to 150% of her base salary (currently valued at $637,500), with 50% of the award value to be comprised of service-based restricted stock units and 50% of the award value to be comprised of three-year performance shares. The performance share award value will be targeted at 75% of her base salary and such shares will vest based upon the achievement of established performance targets with a payout range between 0% and 150% of target. For 2016 only, Ms. Sferruzza will receive a cash incentive bonus pro rated as follows: 25% of the bonus as calculated under her previous bonus program relating to her prior position as Chief Accounting Officer plus 75% of the cash incentive bonus described above. Also, Ms. Sferruzza received the annual equity award grant described above on March 4, 2016 in anticipation of her succeeding to the position of Chief Financial Officer.
The above description of Ms. Sferruzza’s compensation arrangement is qualified in its entirety by the terms and conditions set forth in the employment letter filed at Exhibit 10.1 to this Form 8-K, which is incorporated by reference herein.

ITEM 9.01    FINANCIAL STATEMENTS AND EXHIBITS

(d)    Exhibits

10.1	Hilla Sferruzza Employment Letter

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: April 1, 2016

MERITAGE HOMES CORPORATION

/s/	C. TIMOTHY WHITE
By:	C. Timothy White
Executive Vice President, General Counsel and Secretary